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                                                                     Exhibit 5.2

         [LETTERHEAD OF CLIFFORD CHANCE LIMITED LIABILITY PARTNERSHIP]


March 10, 2000

Polska Telefonia Cyfrowa Sp. z o.o.
Al Jerozolimskie 53
P O Box 37
00-963 Warsaw 81
Poland

PTC International Finance II S.A.
41 Avenue de la Gare
L-1611 Luxembourg

PTC International Finance (Holding) B.V.
Strawinskylaan 3705
1077 ZX Amsterdam
The Netherlands

Dear Ladies and Gentlemen:

We have acted as special United States counsel to Polska Telefonia Cyfrowa Sp.
z o.o., a Polish limited liability company (the "Company"), PTC International Finance (Holding) B.V., a private company with limited liability under the laws of The Netherlands and a wholly-owned subsidiary of the Company ("Holdings"), and PTC International Finance II S.A., a societe anonyme (limited liability company), organized under the laws of Luxembourg and a wholly-owned subsidiary of Holdings (the "Issuer"), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form F-4 (as the same may be amended and supplemented from time to time, the "Registration Statement") relating to an exchange offer for all of the Issuer's outstanding US$ 150,000,000 11 1/4% Senior Subordinated Guaranteed Notes due December 1, 2009 (the "Dollar Notes") and Euro 300,000,000 11 1/4% Senior Subordinated Guaranteed Notes due December 1, 2009 (the "Euro Notes" and collectively, the "Notes") and the unconditional guarantees of the Notes by the Company (the "Company Guarantees") and Holdings (the "Holdings Guarantee"). The Notes will be issued pursuant to the Indentures, dated November 23, 1999 (the "Indentures"), by and among the Company, the Issuer, Holdings and State Street Bank and Trust Company, as trustee (the "Trustee").

We have examined such corporate records, certificates and other documents and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when
(i) the Registration Statement has become effective under the Securities Act,
(ii) the terms of the Notes and of their
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Polska Telefonia Cyfrowa Sp.zo.o.                           Page 2
PTC International Finance II S.A.
PTC International Finance (Holding) B.V.
March 10, 2000

issuance and sale have been duly established in conformity with the Indentures so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, the Issuer or Holdings, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Issuer or Holdings and (iii) the Notes have been duly executed and authenticated in accordance with the Indentures and issued and sold as contemplated in the Registration Statement and the Parent Guarantees and Holdings Guarantees have been duly executed and delivered in accordance with the Registration Statement,
(a) the Notes will constitute valid and legally binding obligations of the Issuer, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles and (b) the Parent Guarantees will constitute a valid and legally binding obligation of the Company and the Holdings Guarantees will constitute a valid and legally binding obligation of Holdings, each subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Polish, Luxembourg and Dutch law, we note that you have been provided with the opinions, dated the date hereof, of Clifford Chance Warsaw, Polish counsel to the Company, Faltz & Kremer, Luxembourg counsel to the Issuer, and Clifford Chance Amsterdam, The Netherlands counsel to Holdings.

In addition, with respect to the foregoing opinion we have relied as to certain matters on information obtained from officers of the Company, the Issuer, Holdings and other sources believed by us to be responsible, and we have assumed that the Indentures have been duly authorized, executed and delivered by the Trustee thereunder, an assumption that we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Indentures and to the reference to us under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission thereunder.

Very truly yours,


/s/ CLIFFORD CHANCE LIMITED LIABILITY PARTNERSHIP